Exhibit 99.1

NEOSE RECEIVES FDA CLEARANCE TO COMMENCE U.S.
CLINICAL TRIALS FOR NE-180

HORSHAM, Pa., March 15, 2007 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced that it has received clearance from the United States Food and Drug Administration (FDA) to commence clinical trials for NE-180 in the United States. NE-180 is a long-acting, GlycoPEGylated erythropoietin (EPO) being developed for the treatment of anemia in adult cancer patients with non-myeloid malignancies receiving chemotherapy and for the treatment of anemia associated with chronic kidney disease, including patients on dialysis and patients not on dialysis. NE-180 is currently in a Phase II trial for oncology-related anemia in Switzerland.

“We are pleased to come off clinical hold with the FDA. This clearance provides us the opportunity to include the United States in our global drug development program for NE-180,” said George J. Vergis, Ph.D., Neose president and chief executive officer.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $14 billion.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Corporate Communications

(215) 315-9004

For more information, please visit http://www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that NE-180 fails in clinical trials, the risk that we will never receive regulatory approval of NE-180 and the risk that we will be unable to successfully commercialize or market NE-180. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.